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                                                                  Exhibit  10.48


          BRIGHTSTAR CORP. NOMINATING AND GOVERNANCE COMMITTEE CHARTER

PURPOSE

The purpose of the Nominating and Governance Committee (the "Committee") is to:

         o Assist the Board by identifying and recommending individuals qualified to become Board members, consistent with criteria approved by the Board

         o Recommend, for the Board's approval, the slate of nominees to be proposed by the Board to stockholders for election to the Board

         o Recommend appropriate policies and procedures to ensure the effective functioning of the Board

         o [DEVELOP AND RECOMMEND TO THE BOARD THE GOVERNANCE PRINCIPLES APPLICABLE TO BRIGHTSTAR CORP.]

         o        Oversee the evaluation of the Board and management

         o Recommend to the Board the directors who will serve on each committee of the Board

APPOINTMENT, MEMBERSHIP AND ORGANIZATION

The Nominating and Governance Committee will be made up of no fewer than three
(3) independent members. The Committee's members are appointed by the Board. The Board decides the exact number of members and can at any time remove or replace a Committee member. Each of the Committee's members will be appointed by the Board and will meet the requirements of the rules of the Nasdaq Stock Market, including those related to independence. The Board, or a majority of the Committee, may designate one of the Committee members as the Chair of this Committee. The Committee may also form and delegate authority to subcommittees as the Committee may deem appropriate.

RESPONSIBILITIES AND AUTHORITY

The Nominating and Governance Committee will:

         1. Evaluate the composition, size, organization and governance of the Board and its committees; determine future requirements; make recommendations to the Board about the appointment of directors to committees of the Board; and recommend the selection of chairs of these committees to the Board.

         2. Develop, review, establish and evaluate the corporate governance policies, practices and procedures of Brightstar Corp.

         3. Establish a policy for considering stockholder nominees for election to the Board.

         4. Recommend ways to enhance communications and relations with stockholders.

         5. Evaluate and recommend candidates for election to the Board of Directors consistent with criteria approved by the Board. In this regard, in the event that the Committee will not be recommending an incumbent director for inclusion in the slate of nominees to be proposed by the Board to the stockholders for election to the Board, and provided that the incumbent director has not notified the Committee that he or she will be resigning or that he or she does not intend to stand for re-election to the Board, then, in the case of an election to be held at an annual meeting of stockholders, the Committee will recommend the slate of nominees to the Board of Directors at least thirty (30) days prior to the latest date required by the provisions of Sections 1.7 (advance notice of stockholder business) and 1.8(A) (advance notice of director nominations) of Brightstar Corp.'s Bylaws (as such provisions may be amended from time to time) for stockholders to submit nominations for directors at such annual meeting, or in the case of an election to be held at a special meeting of stockholders, at least ten (10) days prior to the latest date required by the



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                  provisions of Sections 1.7 and 1.8(A) of the Bylaws for
                  stockholders to submit nominations for directors at a special meeting.

         6. Oversee the Board's performance and self-evaluation process, including conducting surveys of director observations, suggestions and preferences regarding how effectively the board operates. The Committee also will evaluate the participation of members of the Board in continuing education activities in accordance with Nasdaq rules.

         7. Evaluate and recommend termination of service of individual members of the Board as appropriate, in accordance with the Board's governance principles, for cause or for other proper reasons

         8.       Make regular written reports to the Board.

         9. Review and re-examine this Charter on a periodic basis and make recommendations to the Board regarding any proposed changes.

         10. Review annually the Committee's own performance against responsibilities outlined in this Charter and as otherwise established by the Board.

In performing its responsibilities, the Nominating and Governance Committee will have the authority to obtain advice, reports or opinions from internal or external counsel and expert advisors, including director search firms.

MEETINGS AND MINUTES

The Nominating and Governance Committee will meet at least once per quarter and will also meet, as required or appropriate, in response to the needs of the Board and as necessary to fulfill the Committee's responsibilities. The Chairperson will preside at each meeting of the Committee and, in consultation with the other members of the Committee, shall set the frequency and length of each meeting and the agenda items to be addressed at each meeting. The Committee will maintain written minutes of its meetings and shall make regular reports to the Board on its activities. Such reports will generally be made after each Committee meeting or at such other times as the Committee may deem appropriate.

DISCLOSURE OF CHARTER

This Charter will be made available on Brightstar Corp.'s website at WWW.BRIGHTSTARCORP.COM.